 Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
June 7, 2017	C. Todd Asbury, President and CEO
(276) 873-7000

New Peoples Bankshares, Inc. Announces CFO Pennington Resignation

Honaker, Virginia – On June 7, 2017, C. Todd Asbury, President and Chief Executive Officer of New Peoples Bankshares, Inc. and New Peoples Bank, Inc. (collectively “Company”) announced that Joseph D. Pennington has submitted his letter of resignation from the positions as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company and its subsidiaries to become effective June 30, 2017.

Mr. Asbury stated, “We are very appreciative of Joseph’s service as Senior Vice President and CFO he has held during the past couple of years. He has been a key member of our Senior Management team and has been a great asset to the bank. Joseph will remain onboard until June 30, 2017 to ensure a smooth transition. We will miss him very much and wish Joseph and his family the very best as they return to the Richmond, Virginia area.” Asbury further commented, “We will begin an immediate search for Joseph’s replacement.”

Pennington commented “I am very grateful for the opportunity to have served as Senior Vice President and CFO and wish the organization well in the future.”

About New Peoples Bankshares, Inc.

New Peoples Bankshares, Inc., a financial holding company headquartered in Honaker, Virginia, is dedicated to supporting the success of individual and business customers. Its wholly-owned subsidiary, New Peoples Bank, Inc., delivers state-of-the-art banking products and services through its 20 locations across southwestern Virginia, eastern Tennessee, and southern West Virginia. The Company’s common stock is traded over the counter under the trading symbol “NWPP”. Additional investor information can be found at www.npbankshares.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.